Exhibit 10.4
PYRAMID BREWERIES DISTRIBUTION AGREEMENT
STATE OF WASHINGTON
CERTAIN DEFINITIONS:
The following definitions of terms in quotation marks and the attached exhibits are part of this Agreement.

“PYRAMID”:	PYRAMID BREWERIES INC.
91 S. Royal Brougham Way
Seattle, Washington 98134
Phone: (206) 682-8322
Fax: (206) 682-8420

“WHOLESALER”:	Alaska Distributors Co.
4201 6th Avenue S
Seattle WA 98108

“COMMENCEMENT DATE”:	June 24, 2005

“PRODUCTS”:	Each of the ales & lagers described in Exhibit A hereto, bearing trademarks of PYRAMID corresponding to their brands (the “Marks”).

“TERRITORY”:	The area within the State of Washington (the “State”) described in Exhibit B hereto.
RECITALS:
A.	The purpose of this Agreement is to set forth the rights and obligations of PYRAMID and WHOLESALER regarding the sale, purchase, distribution, resale, quality control and promotion of the PRODUCTS in the TERRITORY.
B.	The PRODUCTS are high-quality non-pasteurized malt beverage products brewed in small batches. Consumer demand for PYRAMID’s PRODUCTS is driven by their high quality and distinctive flavors. The success of PYRAMID and of WHOLESALER in the TERRITORY will depend on (a) fulfillment of the needs of beer retailers and beer consumers, (b) execution of aggressive, sound and ethical marketing efforts to realize the existing and potential market for PYRAMID’s PRODUCTS in the TERRITORY, (c) ensuring that draft PRODUCTS are served to consumers in their peak condition and that all PRODUCTS are offered for sale to consumers before their shelf life expiration and “enjoy by” dates, and (d) conscientious regard for customer service and quality control in all operations.
C.	PYRAMID has entered into this Agreement in reliance on WHOLESALER’s representations and other information WHOLESALER has provided to PYRAMID regarding the abilities and capacities of WHOLESALER’s existing ownership and management to meet and perform the obligations of an exclusive distributor of PYRAMID’s PRODUCTS. This is an agreement for the sale of goods between merchants and for personal services as specified herein.

D.	WHOLESALER has entered into this Agreement because of WHOLESALER’s knowledge of PYRAMID’s reputation for brewing and promoting quality products and the benefits to WHOLESALER of the resulting substantial retailer and consumer acceptance of the Marks.
E.	WHOLESALER represents that (a) its management and sales personnel have the capability and resources to actively, aggressively, and ethically market and promote the sale of PYRAMID’s PRODUCTS in the TERRITORY and to provide regular deliveries and the highest quality of service to all beer customers in the TERRITORY, (b) it maintains a business organization, personnel and equipment sufficient to enable WHOLESALER to function properly as a distributor of PYRAMID’s PRODUCTS and to fully carry out this Agreement and makes no additional investment or allocation of resources to enable it to carry out its duties under this Agreement, (c) it has the resources, ability and organization to ensure that draft PRODUCTS are served to consumers in their peak condition and that all PRODUCTS will be delivered in ample time to assure they are offered for sale to consumers well before their “enjoy by” dates, and (d) it is willing to fully carry out this Agreement and to conduct WHOLESALER’s business in a manner that will reflect favorably upon WHOLESALER, PYRAMID, and PRODUCTS.
F.	No joint enterprise is created hereby. Adoption of marketing methods in the conduct of its business is within the sole discretion of WHOLESALER. No marketing expense required by this agreement would cause WHOLESALER’s total marketing expenditures of its business substantially to increase. No requirements hereunder would cause WHOLESALER’s total capitalization devoted to inventory substantially to increase. WHOLESALER has not paid or promised any party any consideration for rights granted hereunder. Rights and obligations created by this agreement are strictly limited to the express terms of this agreement, which shall not be construed to create any community of interest other than the general interest in the success of one another’s independent businesses that is inherent in all recurring sales of goods for resale.
REPRESENTATIONS, TERMS & CONDITIONS:
1.	REPRESENTATIONS:
1.1.	Each party hereto hereby expressly represents, warrants and stipulates, and each agrees further to stipulate upon request by the other, in all proceedings of whatever nature, including without limitation at law, at equity and before administrative agencies, that the Recitals and Representations by such party set forth herein are material, true, and controlling as to establishment of fact related thereto, including without limitation ultimate facts.

1.2.	WHOLESALER represents and warrants the truth of each of the following, knowing that PYRAMID is relying on each of the following as a material inducement to enter into this Agreement:
1.1.1.	WHOLESALER has previously acquired, in order to distribute other brands it carries, all assets it needs to carry out this Agreement, and WHOLESALER will not acquire any assets specifically to distribute the PRODUCTS.

1.1.2.	All information submitted to PYRAMID by WHOLESALER, including all marketing plans, balance sheets and income statements, and the information contained in the credit application, is correct, not misleading, and contains no material omissions.

1.1.3.	WHOLESALER holds all permits and licenses, in full force and effect, necessary for WHOLESALER lawfully to distribute PYRAMID’s products in WHOLESALER’s TERRITORY.

1.1.4.	WHOLESALER has not paid, caused to be paid, or agreed to pay any fee, other monetary consideration, or transfer of anything, tangible or intangible, of value to any person whomsoever, or to or for the benefit of PYRAMID or any of its officers, directors, employees or representatives with respect to the this Agreement or to any right conferred under this Agreement.
2.	EXCLUSIVE TERRITORY:
2.1.	During the term hereof, PYRAMID will not sell PRODUCTS to another wholesale distributor in the TERRITORY or to any other person or entity that, to PYRAMID’s knowledge, intends to resell the PRODUCTS to businesses located within the TERRITORY.

2.2.	WHOLESALER will not sell or cause to be delivered any of the PRODUCTS directly or indirectly to any party located outside the TERRITORY or to any party in any location it has reason to believe will sell any of the PRODUCTS outside the TERRITORY or any of the PRODUCTS in any location for resale.
3.	PRODUCT AVAILABILITY, PRICE, DELIVERY & PAYMENT:
3.1.	PYRAMID will endeavor to supply the needs of WHOLESALER for PRODUCTS to meet the demand therefor in the TERRITORY, but reserves the right in its sole discretion to accept, reject, reduce, combine, or otherwise modify orders upon acceptance thereof and to allocate its products among its customers to accommodate its production schedules and marketing plans and to deal with scarcity of supply.

3.2.	PYRAMID’s applicable supplier price postings, as they may be modified from time to time, are hereby made part of this Agreement.

3.3.	PYRAMID may, in the exercise of its business judgment, at any time discontinue any item or items of PRODUCTS.

3.4.	WHOLESALER shall submit all orders at least four weeks ahead of proposed shipment date. PYRAMID shall not be required to process any order not conforming to the foregoing undertaking, but may do so in its discretion, in which case delivery of goods within four weeks of receipt of the order shall be timely, notwithstanding any provision in the order. Orders may be submitted directly to PYRAMID or to any marketing agent of PYRAMID of whose authority PYRAMID has advised WHOLESALER in writing and must be in such format and executed in such manner as PYRAMID may reasonably specify.

3.5.	Goods sold by PYRAMID hereunder shall be delivered to WHOLESALER, and risk of loss of the goods shall pass to WHOLESALER, upon transfer of possession of the goods free on board such carrier as may be specified by WHOLESALER at PYRAMID’s dock at the place of production or at such other reasonable delivery point as PYRAMID may specify. All right of inspection of the goods and of rejection of nonconforming goods shall be exercisable only at said time and place, and WHOLESALER shall expressly authorize such carrier to confirm the conformity of the goods to order. The goods upon such delivery shall be deemed part of the inventory of WHOLESALER hereunder for the purposes hereof other than part 4.7 hereof. PYRAMID will render reasonable assistance to WHOLESALER in arranging for shipment, but will not be responsible for any delay caused by transportation difficulties, labor or material shortages, strikes, fires, or other cause beyond the control of PYRAMID.
3.6.	WHOLESALER shall pay PYRAMID the amount due for goods sold and delivered hereunder no later than fifteen (15) days from delivery (the “Payment Due Date”), without deduction, offset, set-off or credit unless specifically agreed to in writing by PYRAMID’s Chief Financial Officer before the Payment Due Date, on the terms set forth in the invoice or order confirmation applicable to such shipment, time being of the essence of this Agreement. PYRAMID will pay credits, rebates, and adjustments due WHOLESALER hereunder from separate invoice and with separate instrument, but will not unreasonably refuse to authorize credits against amounts payable to PYRAMID for any sums that have been payable to WHOLESALER hereunder for more than sixty (60) days.

3.7.	PYRAMID may at any time reserve a security interest in any goods sold hereunder to secure payment in accordance with the terms hereof, and WHOLESALER agrees to execute upon request any and all documents which may be necessary or convenient to create, file, perfect, or execute upon such interest. WHOLESALER shall not cause or suffer creation of any other security interest in any of WHOLESALER’s inventory of the Products without the prior written permission of PYRAMID, whether voluntarily or, if not permanently removed within fifteen (15) days of its attachment, involuntarily created.

3.8.	PYRAMID may from time to time, in accordance with a credit policy of general application and taking into account the financial condition and payment history of WHOLESALER, require different terms of payment. Without limiting the generality of the foregoing, if Distributor fails to make any payment when due, PYRAMID may, upon written notice to WHOLESALER, and until WHOLESALER’s account balance is paid in full and PYRAMID has removed all credit holds in accordance with its regular procedures:
3.8.1.	require payment in full for future or pending orders to be made by wire transfer or such other means as PYRAMID may specify upon shipment, in which case the “Payment Due Date” will be the date the PRODUCTS are delivered to the carrier for shipment, or

3.8.2.	require payment in full for future or pending orders to be made through Automated Clearing House, in which case WHOLESALER shall pay all outstanding invoices within fifteen (15) days from the date Pyramid delivers the PRODUCTS to the carrier for shipment, or

3.8.3.	require payment in full for each future or pending order to be tendered with order.
3.9.	In addition to any other course of action authorized hereunder, if WHOLESALER fails to make any payment when due, PYRAMID may give WHOLESALER written notice of the delinquency, itemizing each invoice that is unpaid, in which case WHOLESALER shall within five (5) business days after receipt of notice:
3.9.1.	provide PYRAMID with written evidence satisfactory to PYRAMID that WHOLESALER is not insolvent within the meaning of 11 U.S.C. § 101, or

3.9.2.	pay in full the entire delinquency itemized in the notice.

4.	SALES, SERVICE AND PROMOTION DUTIES: WHOLESALER shall:
4.1.	At all times during the term hereof, maintain the financial and competitive capability necessary to achieve efficient and effective distribution of all PRODUCTS.

4.2.	Maintain the quality and package integrity of PRODUCTS in the manner set forth by PYRAMID pursuant to this Agreement.

4.3.	Exert its best efforts to sell PRODUCTS.

4.4.	Merchandise PRODUCTS in the stores of its retail customers as set forth in this Agreement.

4.5.	Keep current, valid and in full force and effect all licenses, permits, bonds, and evidence of payment of taxes required lawfully to conduct the business of dealing in PRODUCTS.

4.6.	Promote the sale of each of the PRODUCTS to all retail businesses licensed under the alcohol beverage laws applicable in the TERRITORY in an aggressive, effective, diligent, and ethical manner to the best of WHOLESALER’s ability, doing all things necessary to meet or exceed the performance standards applicable hereunder to WHOLESALER’s performance (the “Goals”), WHOLESALER hereby expressly assuming the risk that the efforts required to assure such performance may be greater than estimated.

4.7.	Order and maintain a balanced inventory of PRODUCTS sufficient to satisfy thirty (30) calendar days of demand for PRODUCTS in the TERRITORY, taking into account anticipated sales and demand arising from advertising, post-off pricing, other promotional activities, and other known circumstances.

4.8.	Maintain a sufficient and well trained sales force capable of effectively representing and promoting sales of all PRODUCTS in the TERRITORY.

4.9.	Provide PYRAMID by the 10th day of each calendar month a report in form acceptable to PYRAMID, showing for each of the PRODUCTS WHOLESALER’s sales, by account, as well as shipments and remaining inventory of that Product.

4.10.	Conduct and provide to PYRAMID at least once every six months, in form acceptable to PYRAMID, market profiles and competitive market surveys.

4.11.	Identify promotional opportunities for PRODUCTS and promptly communicate them to PYRAMID.

4.12.	Make effective use of such advertising and/or promotional opportunities as may be made available in the TERRITORY by PYRAMID in conformity with this Agreement.

4.13.	Allow PYRAMID reasonable access to WHOLESALER’s personnel for face-to-face communication of matters relating to performance of duties under this Agreement and at reasonable times to WHOLESALER’s business records relating to PRODUCTS and to the discharge of WHOLESALER’s duties hereunder, including without limitation such access as may be required to audit transactions related to any payments that may be due from either party to the other.
5.	MARKET CLEAN-UP: Until July 24th 2005, WHOLESALER shall apply its best efforts immediately to identify and rotate out all out-of-code (i.e., past the age specifications set forth in Exhibit E hereto) PRODUCTS in the TERRITORY, irrespective of origin, replacing such out-of-code PRODUCTS with in-code PRODUCTS from WHOLESALER’s inventory in conformity with applicable law. PYRAMID shall reimburse WHOLESALER for the laid-in cost of all in-code PRODUCTS used for such rotation upon receipt of evidence of pick-up and destruction of such out-of-code PRODUCTS on or before said date.
6.	PERFORMANCE STANDARDS:
6.1.	The Goals at all times during the term of this Agreement shall include without limitation:
6.1.1.	Continual distribution of draft PRODUCTS to retailers identified by PYRAMID as key on-sale accounts;

6.1.2.	Effective use of brand-identified tap handles in all on-sale accounts;

6.1.3.	Favorable market share for draft PRODUCTS in the TERRITORY; and

6.1.4.	Dollar volume and market share for packaged PRODUCTS in the TERRITORY commensurate with their sales potential.
6.2.	The Goals for the first six months of this Agreement are stated in Exhibit C hereto. The Goals for subsequent periods will be as set forth in written communications by PYRAMID to WHOLESALER, not more frequently than at six-month intervals. At least fifteen (15) business days before any revision of the Goals, PYRAMID will confer with WHOLESALER management about the business factors bearing on the Goals and shall set the Goals for the ensuring period in the reasonable exercise of its business judgment, taking into account performance of other brands in the TERRITORY and of PYRAMID’s brands in comparable territories, WHOLESALER’s results for the preceding period, the effects of market conditions, and the projected size of the market in the TERRITORY for specialty beers. In setting the Goals and measuring performance, PYRAMID will exclude sales to chain accounts, whether or not listed in the attachment to Exhibit D hereto, for which the purchasing decision is made in response to sales efforts occurring outside the TERRITORY or to PYRAMID’s sales efforts directed to house accounts.

6.3.	The parties shall participate in regular meetings at least four (4) times annually, to review WHOLESALER’s performance relative to the Goals. Such meetings shall be held pursuant to at least twenty (20) business days’ written notice by PYRAMID to WHOLESALER, specifying the time and place, which may be the principal place of business of either party hereto.

6.4.	PYRAMID may from time to time propose standards in areas of WHOLESALER’s performance other than the Goals (“Operational Standards”), as may be required by newly evaluated business factors with direct material impact on the marketing, distribution, freshness, quality, or servicing of the PRODUCTS in the TERRITORY. PYRAMID will give WHOLESALER written notice of proposed Operational Standards at least fourteen (14) days in advance of the proposed effective date. If WHOLESALER does not within said time give PYRAMID written notice of objection to specific proposed standards in sufficient detail for PYRAMID to evaluate the basis of the objection, the Operational Standards applicable to all PYRAMID’s wholesale customers in the area comprising the states of Washington, Oregon, and Idaho shall upon expiration of such time be incorporated in this agreement, and WHOLESALER shall comply with them.

6.5.	PYRAMID shall evaluate in good faith WHOLESALER’s timely objections to proposed Operational Standards and shall, within five (5) business days of receipt thereof, notify WHOLESALER in writing of any modification or withdrawal of proposed standards it may, in the exercise of its business judgment elect to make, or of its election not to modify or withdraw. If WHOLESALER does not, within three (3) business days of such notice, give PYRAMID written notice of election to arbitrate the reasonableness of the proposed Operational Standards pursuant to part 16.1 hereof, the Operational Standards applicable to all PYRAMID’s wholesale customers in the area comprising the states of Washington, Oregon, and Idaho shall be incorporated in this agreement, and WHOLESALER shall comply with them. If WHOLESALER has given notice of election to arbitrate, the parties shall submit the question of reasonableness to arbitration as provided herein. Any of the Operational Standards applicable to all PYRAMID’s wholesale customers in the area comprising the states of Washington, Oregon, and Idaho that are not found unreasonable by arbitration shall, upon rendition of the arbitrator’s decision, be incorporated in this agreement, and WHOLESALER shall comply with them.
7.	COOPERATIVE PROGRAMS: PYRAMID may propose promotional and/or advertising programs to stimulate sales of PRODUCTS in the TERRITORY, with costs to be shared equally by PYRAMID and WHOLESALER (“Cooperative Programs”). WHOLESALER will evaluate proposed Cooperative Programs in its good faith business judgment and timely respond to such proposals with respect to its participation, and shall cooperate fully in execution of those Cooperative Programs in which it agrees to participate.
8.	QUALITY CONTROL:
8.1.	WHOLESALER acknowledges:
8.1.1.	PRODUCTS are not pasteurized, and continuous monitoring is necessary to maintain PRODUCTS’ quality. Exhibit D hereto sets forth proper temperature ranges currently applicable hereto, but PYRAMID may at any time establish different proper temperature ranges.

8.1.2.	Each package and keg of the PRODUCTS has an “enjoy by” date, which is normally one hundred, twenty (120) calendar days from the fill date for packaged PRODUCTS, ninety (90) days after the fill date for kegged PRODUCTS. PYRAMID may at any time establish other intervals from fill to expiration of product life for purposes of proper servicing and rotation in the market.

8.1.3.	Sales to the retail trade must occur within the time specified herein before “enjoy by” dates, to maintain product quality in light of the non-pasteurized condition of PRODUCTS and the need for PRODUCTS to reach consumers within the appropriate time after packaging.
8.2.	PYRAMID will not ship to WHOLESALER PRODUCTS with less than ninety (90) days remaining before the “enjoy by” date unless WHOLESALER has approved such PRODUCTS prior to shipment. Shipment of such PRODUCTS shall not alter the rotation obligations of WHOLESALER hereunder.
8.3.	WHOLESALER shall:
8.3.1.	Store, ship, and carry all PRODUCTS constantly within temperature ranges then-currently specified by PYRAMID.

8.3.2.	Take all commercially reasonable measures to cause its customers to store all draft PRODUCTS under refrigeration and within temperature ranges specified by PYRAMID.

8.3.3.	Determine, and make its sales and service personnel continuously aware of, the shelf life of all PRODUCTS in inventory and in the trade.

8.3.4.	Not deliver any PRODUCTS to any customer at any time less than fifteen (15) calendar days before the “enjoy by” date, as it may be established according to PYRAMID’s then-current quality assurance policies, which may modify or augment information set forth in Exhibit E hereto.

8.3.5.	At all times know industry standards in the TERRITORY for product service related to quality control, and adopt and implement the highest of such standards for quality and level of service to draft PRODUCT accounts, which service shall include draft installations, draft cleaning, and urgent deliveries of PRODUCTS.

8.3.6.	Rotate stock in WHOLESALER’s warehouse, on its vehicles, and at retail accounts to assure that PRODUCTS with the “enjoy by” date closest to the date of retail sale are shipped, sold and consumed before PRODUCTS with a later “enjoy by” date, and remove and destroy, at WHOLESALER’s expense except as otherwise provided in part 5 hereof, any and all product that remains unsold by the retailer after the “enjoy by” date.

8.3.7.	Comply with PYRAMID’s standards and policies regarding (a) handling, removal from customer premises, and destruction of PRODUCTS after their “enjoy by” date, including pick-up and destruction of out-of-code PRODUCTS in retail accounts as permitted by law, and (b) delivery to PYRAMID of samples of any off-condition PRODUCTS.
9.	PERSONAL SERVICES:
9.1.	WHOLESALER warrants that it has the right and power to cause, and hereby agrees to cause, its employees personally to discharge of all duties of WHOLESALER hereunder, full time and on-site, devoting their best personal efforts to the discharge of said duties in accordance with the letter and spirit of this agreement and refraining from all activities which might detract from the rendition of such personal management. WHOLESALER represents, warrants and covenants that the personal knowledge, skills and experience of said persons are unique and valuable and will at all times hereunder be available to WHOLESALER for the purpose of carrying out the terms of this Agreement.

9.2.	The provisions of this part 9 are part of the bargained-for consideration of this Agreement without which PYRAMID would not have entered into this Agreement.

9.3.	No duty of WHOLESALER hereunder may be delegated, and no right of WHOLESALER hereunder may be sold, assigned, transferred or licensed in whole or in part in any manner whatsoever without the prior written consent of PYRAMID. For the purposes of this agreement, any change in personnel or duties from WHOLESALER’s current management and their current responsibilities at the level of general manager of beer sales or higher (which specifically includes Bob Stevens as general manager) shall be deemed delegation of duties hereunder.

9.4.	If WHOLESALER is a corporation, partnership, limited liability company, or similar entity, any change in its, or its direct or indirect parent’s, capital stock, ownership structure, or underlying agreement that results in holdings of less than fifty-one percent (51%) interest by its present shareholders, partners, or equivalent interest-holders as a group with full voting power and right to receive dividends or equivalent distributions shall be deemed a transfer of rights hereunder by WHOLESALER.
10.	TRANSFER AND DELEGATION PROPOSALS:
10.1.	PYRAMID will not withhold its consent to assignment of rights hereunder to a successor in interest of WHOLESALER except according to application of reasonable business standards, but may apply such standards by taking into account any business factor and according it such weight as PYRAMID may determine in its sole discretion. Such business factors may include without limitation whether a proposed assignee appears to have the financial capacity, staffing, business experience, marketing skills, strategic direction, distribution experience, and other abilities to maintain or increase market share for PRODUCTS in TERRITORY to the same extent as other potential distributors, PYRAMID retaining the right to compare its projection of results of the proposed change with its assessments of all other wholesalers that might distribute PRODUCTS in TERRITORY, including, if applicable, WHOLESALER without the proposed change, and to select its wholesale customer accordingly. PYRAMID may consent or decline to consent to delegation of duties hereunder in its business judgment.

10.2.	WHOLESALER shall give PYRAMID at least ninety (90) days’ written notice before any proposed transfer of rights or delegation of duties, identifying all transferees and delegates, all parties with interests in transferees or delegates, and all other parties with interests in such interested parties, and providing the following additional information:
10.2.1.	In case of a delegation of duties by reason of change in personnel or assigned duties, notice hereunder shall set forth the business history and personal information of any proposed delegate in a statement substantially equivalent in content to State of Washington form BLS 700-301.

10.2.2.	In case of transfer of an interest by reason of change of ownership or equitable interest, notice hereunder shall set forth (a) a signed financial statement, substantially equivalent in content to State of Washington form BLS 700-303, by each proposed transferee and each party holding more than a 10% equity interest in the transferee or in any party holding such an interest in the transferee and (b) a business plan describing in detail the sales and promotional strategies, staffing, and financing of operations following the proposed change.

10.2.3.	WHOLESALER shall promptly obtain and provide to PYRAMID responses to PYRAMID’s reasonable requests during the notice period for other information regarding proposed assignees or delegates it deems necessary for making its determination.
11.	CANCELLATION AND TERMINATION:
11.1.	WHOLESALER may cancel or terminate this agreement in its business judgment on ninety (90) days’ notice to PYRAMID.

11.2.	PYRAMID may cancel or terminate this agreement in its business judgment on sixty (60) days’ notice to WHOLESALER, subject to payment of such sums as may be owing pursuant to parts 12 and 13 hereof.

11.3.	PYRAMID may cancel this agreement on notice to WHOLESALER, irrespective of fault, if:

11.3.1.	WHOLESALER makes an assignment for benefit of creditors, is placed in receivership, transfers its assets otherwise than in the normal course of business, substantially abandons its business, has a negative net worth measured by its balance sheet prepared in accordance with generally accepted accounting principles, or commits or suffers any act indicating inability to pay its debts as they fall due, including without limitation failure to provide proof of solvency after delinquency pursuant to part 3.9.1 hereof (said conditions being referred to herein as “insolvency”), provided, however, that in the event of bankruptcy under federal law cancellation for insolvency shall not occur if this Agreement is duly adopted by a party with power under the jurisdiction of the bankruptcy court to affirm the debtor’s agreements.

11.3.2.	WHOLESALER’s state license as a distributor of beer has been revoked or surrendered under threat of revocation.

11.3.3.	Suspensions of WHOLESALER’s state license as a distributor of beer during the term hereof have cumulatively exceeded fourteen (14) days.
11.4.	“Deficiency” means cause for cancellation or termination of this agreement constituting a fault of WHOLESALER that can be rectified by WHOLESALER within a sixty-day (60) period. Causes for cancellation or termination that do not constitute faults or are not susceptible of cure within said period, including without limitation those set forth in part 11.3 hereof, are not deficiencies. To “rectify” a deficiency means to put PYRAMID in all material respects in the same position as if the cause had not occurred.

11.5.	If WHOLESALER materially breaches any provision hereof or in any other respect fails fully to live up to the terms and conditions of this Agreement, whether or not as the result of deficiency, PYRAMID may cancel this agreement on sixty (60) days’ notice to WHOLESALER, specifying the nature of each cause for the cancellation.

11.6.	If notice of cancellation pursuant to part 11.5 hereof is based on a claim of deficiency, and WHOLESALER rectifies the claimed deficiency within sixty (60) days of notice of cancellation, the notice will be of no effect. Recurrence of the same deficiency during the term hereof is conclusive proof that it was not rectified, in which event the original notice shall be effective on the later of its stated effective date or the recurrence.

11.7.	WHOLESALER’s undertakings remain fully in force during the period of any notice of cancellation or termination. WHOLESALER shall assure that both its draft sales and its package sales of PRODUCTS in the TERRITORY are no less during a notice period than during a period of equivalent duration ending upon the giving of such notice (“Pre-Notice Period”) and are based upon proper distribution, retail inventory, and merchandising. If the sales thus based of PRODUCTS, determined separately for draft and packaged, in any month during a notice period be less than average monthly sales respectively of such draft or packaged PRODUCTS during the corresponding Pre-Notice Period, PYRAMID shall be entitled to compensation for WHOLESALER’s failure to carry out said assurance. This part 11.7 does not constitute election of remedy or diminish any express rights of either party under this Agreement. The parties recognize that if WHOLESALER allows or causes sales to decline following such notice, PYRAMID will suffer lost profits and loss of goodwill in the TERRITORY that will be difficult to measure. Damages for such losses shall be calculated as the decline in

WHOLESALER’s sales in the notice period as compared to the Pre-Notice Period, multiplied by PYRAMID’s average gross revenues for sales during the three calendar months preceding such notice. The parties, after independent consideration, agree that this amount is a reasonable estimate of PYRAMID’s damages and that this provision does not constitute a penalty.
12.	Inventory Purchase: Upon the effective date of cancellation or termination of this Agreement by PYRAMID:
12.1.	PYRAMID will purchase from WHOLESALER, and WHOLESALER will sell and deliver to PYRAMID at WHOLESALER’s premises, WHOLESALER’s inventory of the PRODUCTS that have “enjoy by” dates that are at least fifteen (15) days after the date WHOLESALER physically delivers these fully merchantable PRODUCTS to PYRAMID or its designated carrier (“Qualifying Inventory”). The purchase price for Qualifying Inventory will be WHOLESALER’s landed cost, consisting of original purchase price from PYRAMID invoices less any discounts, rebates, or adjustments, plus freight charges and taxes paid as documented to PYRAMID’s satisfaction by WHOLESALER, plus $20.00 handling charge per properly secured pallet of the Qualifying Inventory.

12.2.	For PRODUCTS in WHOLESALER’s inventory that are not Qualifying Inventory, PYRAMID will pay WHOLESALER fifty percent (50%) of the amount it would have paid for purchase of such items under part 12.1 hereof, upon receipt of proof of destruction of those items in accordance with part 14 hereof.
13.	VALUATION: Upon termination of this Agreement by PYRAMID solely pursuant to part 11.2 hereof, PYRAMID will pay WHOLESALER compensation for the laid-in cost of inventory pursuant to part 12 hereof and liquidated damages measured on the fair market price of the business of distributing the PRODUCTS in the TERRITORY under this Agreement (the “Business”), as provided in this part 13. The parties, after independent consideration, conclude that the value of the Business would be difficult to determine accurately. The parties therefore agree, making their best estimate of a fair evaluation, that the liquidated value of the Business is equal to the WHOLESALER’s gross margin for the PRODUCTS (defined as total sales revenues less laid-in cost) during the three hundred, sixty-five (365) days preceding the effective date of termination. The parties agree that this amount is reasonable and that this provision does not constitute a penalty.
14.	DESTRUCTION OF NON-QUALIFYING INVENTORY: In the event of cancellation or termination by either party, WHOLESALER shall destroy all PRODUCTS that are not Qualifying Inventory in accordance with PYRAMID’s procedures for destruction of non-merchantable products, and shall provide PYRAMID with a written description of the products and amounts destroyed.
15.	TRANSITION: Upon notice of cancellation or termination, WHOLESALER shall:
15.1.	Cooperate fully with PYRAMID and PYRAMID’s customers throughout transition of the distribution of the PRODUCTS to such party or parties as PYRAMID may designate.

15.2.	Not commit any act or omission with the purpose, effect, or tendency of impeding or damaging the sales, merchandising, tap and shelf positions, goodwill, or consumer acceptance of PRODUCTS.

15.3.	Provide to PYRAMID a complete list of each customer to which it has sold any of the PRODUCTS during the previous twelve (12) months, stating for each the name,

address, telephone number, and total dollar purchases for said period by item of the PRODUCTS.
16.	DISPUTE RESOLUTION:
16.1.	Except as stated in part 16.2 hereof, all claims and disputes between the parties relating in any way to this Agreement or its performance, interpretation, validity, valuation, or breach, or any other matter between the parties including any tort or statutory claim, or any claims for injunctive relief (collectively, “Covered Disputes”), shall be arbitrated under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in Seattle, Washington, before one neutral arbitrator who is a member of the AAA’s Large Complex Case Panel. All documents, materials and information in the possession of each party and in any way relevant to the claims or disputes, shall be made available to the other party for review and copying not later than sixty (60) days after the demand for arbitration is served. The arbitrator may permit such depositions or other discovery deemed necessary for a fair hearing. The arbitrator shall take all necessary steps to conclude the hearing within two (2) days, and to issue a written decision not later than ninety (90) days from the arbitrator’s appointment. The parties have included these time limits to expedite the proceeding, but the arbitrator may make reasonable extensions, which shall not affect the validity of the award. Any award of the arbitrator (including awards of interim or final remedies) may be confirmed or enforced in any court having jurisdiction over either party.

16.2.	Notwithstanding part 16.1 hereof, either party may bring claims against the other party (a) as part of litigation commenced by an independent third party and in the same forum or (b) to seek preliminary injunctive relief pending arbitration.

16.3.	In any arbitration, litigation, or other proceeding between the parties, the prevailing party will be awarded its costs and fees of attorneys and expert witnesses.

16.4.	For any proceeding commenced by a party in conformity with this part 16 or pursuant to order of a court of competent jurisdiction holding part 16.1 hereof inapplicable, the exclusive jurisdiction and venue for any dispute between the parties shall be the courts of the State of Washington in Seattle, Washington or the U.S. District Court, Western District of Washington in Seattle, Washington. In such event, after satisfactory opportunity to consult legal counsel, and being fully informed, to the fullest extent permitted by law, as separately bargained-for consideration, EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND INVOLVING ANY COVERED DISPUTES.
17.	INSURANCE: Pyramid will maintain comprehensive general liability insurance and products liability insurance, with a total aggregate limit of $2 million for each type of coverage and will upon execution of this Agreement promptly forward a current certificate thereof to WHOLESALER. WHOLESALER will maintain comprehensive general liability insurance and liquor liability insurance, with a total aggregate limit of $2 million for each type of coverage and will upon execution of this Agreement promptly forward a current certificate thereof to PYRAMID.
18.	INDEMNITY: Pyramid agrees to defend and hold harmless, and hereby indemnifies, WHOLESALER and all WHOLESALER’s shareholders, officers, employees, and agents, from any and all claims, actions, demands, causes of actions, attorneys fees, expenses, and costs arising from any claims against WHOLESALER relating to defects in

PRODUCTS caused by PYRAMID. WHOLESALER agrees to defend and hold harmless, and hereby indemnifies, PYRAMID and all PYRAMID’s shareholders, officers, employees, and agents, from any and all claims, actions, demands, causes of actions, attorneys fees, expenses, and costs arising from receipt, transportation, storage, sale, or distribution of PRODUCTS by WHOLESALER.
19.	MISCELLANEOUS PROVISIONS
19.1.	Integration: This document constitutes the complete agreement between the parties and supersedes all prior agreements, understandings and representations, oral or written, if any, between the parties, the parties expressly agreeing that except for warranties and representations set forth herein they rely entirely upon their own judgment and are satisfied that they have had adequate opportunity to examine and consider all matters pertaining to the premises. The captions are for convenience only and are not parts of the agreement, nor shall they be used in interpreting the agreement. This agreement may be modified only by subsequent writing signed by both parties.

19.2.	No waiver: Failure in any particular instance to exercise any right hereunder or to object to any breach hereof shall not constitute waiver of any such right or of any remedy or affect the enforceability or interpretation of any obligation of a party hereto.

19.3.	Notice: Except as may otherwise be expressly provided herein, notice hereunder may be given by first class mail addressed to the party receiving notice at the address set forth herein.

19.4.	Choice of law: This agreement shall be interpreted and enforced in all respects exclusively under the law applicable to domestic winery sales contracts made and to be performed entirely within the state of Washington.

19.5.	Severance: Invalidity or non-enforceability of any provision hereof, other than an obligation to pay money for goods received, shall not affect the other provisions hereof, which shall be construed as if such invalid or unenforceable provision had been omitted, except that if any provision expressly identified as consideration necessary to secure consent hereto be affected by a ruling of a court with respect to such invalidity or non-enforceability, such court shall modify such provision so as to render it valid and enforceable with the least possible change of its effect.

PYRAMID BREWERIES INC.,			ALASKA DISTRIBUTORS CO.

By:	/s/ GARY MCGRATH	By:	/s/ STEPHEN B. LOEB

	GARY MCGRATH		STEPHEN B. LOEB, PRESIDENT

Exhibits to this Agreement are intentionally omitted.